Exhibit 7.01

Agreement Regarding the Joint Filing of Schedule 13D

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Date: June 22, 2018

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

NIGHTSTONE UNLIMITED, INC.

By:	/s/ Terence J. Ferraro
Name:	Terence J. Ferraro
Title:	President

/s/ Terence J. Ferraro
Terence J. Ferraro